UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/14/2006

Tanox, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-30231

Delaware	76-0196733
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10301 Stella Link
Houston, Texas 77025
(Address of principal executive offices, including zip code)

713-578-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On September 8, 2006, Tanox, Inc. (the "Company") entered into an Employment Agreement with Dr. Danong Chen providing for her service as the Company's President and CEO until such time as the Agreement is terminated by either party. Dr. Chen is to receive a base salary of $330,000 and is eligible for an annual bonus of up to 40% of her base salary, subject to the Company's performance and her performance. If the Board of Directors terminates her employment for any reason other than cause (defined generally as conviction of felony or crime of moral turpitude, making material misrepresentations to the Board, violating company policy, continued failure or neglect of duties, etc.) or if Dr. Chen resigns for good reason (as defined), she will receive (i) severance benefits (payable over 18 months following termination) equal to 18 months salary plus $30,000, and (ii) 18 months of accelerated vesting of her outstanding stock options, and all vested stock options shall be exercisable over an extended period of time. In consideration of these benefits, Dr. Chen would be subject to a non-compete provision for a period of 12 months following her separation from service and agree to maintain the confidentiality of company information. If Dr. Chen's employment is terminated for any reason other than cause within one year after a change in control (as defined), or if she resigns for good reason following a change in control, she will instead be entitled to receive severance benefits constituting: (i) a lump sum payment equal to 18 months (24 months if the change in control occurs after February 1, 2011) of her base salary, plus 1.5 times (2.0 times if the change in control occurs after February 1, 2011) her target bonus percentage, plus $30,000; and (ii) accelerated vesting of her stock options, and all vested stock options shall be exercisable for an extended period.

        Also on September 8, 2006, the Company entered into change in control and separation of service agreements with each of the other six executive officers of the Company (Edward Hu, Senior Vice President and COO, Zhengbin Yao, Vice President--Research, Gregory Guidroz,Vice President--Finance, Katie-Pat Bowman, Vice President and General Counsel, Brian Kim, Vice President--Quality, and Hugo Santos, Vice President--Human Resources). The agreement provides that, if the Board terminates his employment for any reason other than cause, or if he resigns for good reason, he will receive severance benefits equal to one year's base salary plus $15,000, to be paid periodically in installments over the 12 months following his separation from service, subject to certain limitations. If, within one year of a change in control, the executive's employment is terminated by the executive for good reason or by the Company for other than cause, the executive will instead receive severance benefits consisting of: (i) a lump sum payment equal to one year's base salary plus his target bonus percentage (30%) plus $15,000; and (ii) accelerated vesting of his stock options, and all vested options shall be exercisable for an extended period.

On September 12, 2006, the Company entered into an Employment Agreement with Nancy T. Chang, non-executive Chairman of the Board and former President and CEO. Under the Employment Agreement, Dr. Chang is to provide advice and consulting services through January 31, 2010 ("Services Period"). Dr. Chang will receive annualized base compensation during the Services Period of $465,047, from February 2006 through January 2007, $348,785, from February 2007 through January 2008, and $232,523, from February 2008 through January 2010, and will be eligible for an annual bonus of up to 40% of her base compensation, subject to the Company's performance. Dr. Chang is also to receive an option to acquire 80,000 shares of the Company's common stock. During the Services Period, Dr. Chang will be furnished with executive office space, and secretarial services, both on the Company's premises and at a location to be selected by Dr. Chang and reasonably acceptable to the Company. During the Services Period through January 2008, she will be entitled to use of a Company owned car or a car allowance. She will be entitled to reimbursement for attendance at one or more scientific conferences subject to an annual maximum of $15,000. The Services Period will terminate upon (i) Dr. Chang's breach of the Agreement, (ii) Dr. Chang's acceptance of employment or a consulting arrangement that the Board determines, in good faith, cumulatively impairs her ability to serve the interests of the Company, or (iii) upon the Company's notice to Dr. Chang. In the case of termination under clauses (ii) or (iii), Dr. Chang will continue to be paid the base compensation through January 31, 2010. Dr. Chang is subject to a non-compete provision and obligations of confidentiality, in each case during the Services Period and for a period of 12 months thereafter. In the event of a change in control, Dr. Chang will be entitled to receive a lump sum payment equal to the sum of the scheduled base compensation that would have been paid if the Services Period had continued until January 31, 2010, the annual performance bonuses she would have received through January 31, 2010 had performance been at the target level, and an amount equal to the total premium payments required to maintain COBRA coverage for up to 18 months.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tanox, Inc.

Date: September 14, 2006	By:	/s/ Katie-Pat Bowman
Katie-Pat Bowman
Vice President, General Counsel and Secretary